Exhibit 23(b)

                  INDEPENDENT AUDITOR'S CONSENT

The Board of Directors and Stockholders
NACT Telecommunications, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of NACT Telecommunications, Inc. of our report dated November 21, 1996, except as to note 14 which is as of November 26, 1996, relating to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1996 and 1995, and the related statements of income, stockholders equity, and cash flows for each of the years then ended, which report appears in the registration statement on form S-1 of NACT Telecommunications, Inc.


                                                   /s/ KPMG Peat Marwick LLP
                                                   -------------------------
                                                       KPMG Peat Marwick LLP


Salt Lake City, Utah
October 1, 1997